Exhibit 1.1

11,111,111 Shares of Common Stock

Anesiva, Inc.

(a Delaware corporation)

Common Stock

Underwriting Agreement

December 12, 2007

Pacific Growth Equities, LLC

As representative of the several Underwriters

named in Schedule I hereto

One Bush Street, Suite 1700

San Francisco, California 94104

Ladies and Gentlemen:

Anesiva, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the Underwriters named in Schedule I annexed hereto (the “Underwriters”) an aggregate of 11,111,111 shares (the “Firm Shares”) of Common Stock, $0.001 par value per share (the “Common Stock”), of the Company and also proposes to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 1,234,568 additional shares (the “Optional Shares”) of its Common Stock as set forth below. The Firm Shares and the Optional Shares are herein collectively called the “Offered Securities.”

1. Representations and Warranties. The Company represents and warrants to, and agrees with, the Underwriters as set forth below in this Section.

(a) A registration statement on Form S-3 (No. 333-147357) relating to the Offered Securities, including a form of prospectus (the “initial registration statement”), has been filed with the Securities and Exchange Commission (the “Commission”) and was declared effective on November 28, 2007 (the “Initial Registration Statement Effective Date”). As used in this Underwriting Agreement, “Registration Statement” as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and any information in a prospectus or prospectus supplement deemed or retroactively deemed to be a part thereof pursuant to Rule 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act of 1933 (“Act”) that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Offered Securities, which time shall be considered the “Effective Date” of the Registration Statement relating to the Offered Securities. For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B. For purposes of this Underwriting Agreement, “Applicable Time” means 5:00 p.m. Pacific Standard Time on December 12, 2007.

“Statutory Prospectus” as of any time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B or 430C that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) (“Rule 424(b)”) under the Act. “Prospectus” means the Statutory Prospectus that discloses the public offering price and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 (“Rule 433”) under the Act, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g). “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule III. “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

(b) On the Initial Registration Statement Effectiveness Date, at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date, the Registration Statement complied and will comply in all material respects with the requirements of the Act and the rules and regulations of the Commission (the “Rules and Regulations”) and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made (with respect to the Prospectus and any supplement or amendment thereto) not misleading. At the Applicable Time, the Registration Statement and the Statutory Prospectus will comply in all material respects with the requirements of the Act and the Rules and Regulations, and neither of such documents contains, or will contain, any untrue statement of a material fact or omits, or will omit, to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Prospectus in reliance upon and in conformity with information furnished herein or in writing to the Company by or on behalf of the Underwriters for inclusion therein, it being understood and agreed that the only such information is that described in Section 11 hereof.

(c) The date of this Underwriting Agreement is not more than three years subsequent to the more recent of the initial effective date of the Registration Statement or December 1, 2005. If, immediately prior to the third anniversary of the more recent of the initial effective date of the Registration Statement or December 1, 2005, any of the Offered Securities remain unsold by the Underwriters, the Company, prior to that third anniversary date, if it has not already done so, will file a new shelf registration statement relating to the Offered Securities, in a form satisfactory to the Underwriters, will use commercially reasonable efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the expired registration statement relating to the Offered Securities. References herein to the Registration Statement shall include such new shelf registration statement.

(d) As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the Statutory Prospectus at the Applicable Time, the information set forth in any General Use Issuer Free Writing Prospectus listed on Schedule III and the information set forth in Schedule IV, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Underwriters specifically for use therein, it being understood and agreed that the information furnished by the Underwriters consists only of the information described in Section 11 hereto.

(e) Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Underwriters as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) the Company has promptly notified or will promptly notify the Underwriters and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Underwriters specifically for use therein, it being understood and agreed that the information furnished by the Underwriters consists only of the information described in Section 11 hereto. The Company has complied with and will comply with Rule 433.

(f) The Company and AlgoRx Pharmaceuticals, Inc. (the “Subsidiary”) have been duly incorporated and are validly existing corporations in good standing under the laws of Delaware with full power and authority (corporate and other) to own, lease and operate, as the case may be, their respective properties and conduct their respective businesses as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, business, prospects, properties, or results of operations of the Company (“Material Adverse Effect”). The Company has not received a written notification that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification where such proceeding would be expected to have a Material Adverse Effect. The Company is in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect. Neither the Company nor the Subsidiary is in violation of its charter or bylaws. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiary.

(g) The Company has all requisite corporate power and authority to enter into this Underwriting Agreement and perform the transactions contemplated hereby. This Underwriting Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement on the part of the Company, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. The performance of this Underwriting Agreement and the consummation of the transactions herein contemplated will not result in (A) any violation of the charter or bylaws of the Company or the Subsidiary or (B) a breach or violation of any of the terms and provisions of, or constitute a default under any contract, agreement, license, understanding, indenture, mortgage, deed of trust, loan agreement, joint venture, lease (including without limitation any sale and leaseback arrangement) or bond, debenture, note or other evidence of indebtedness, to which the Company or the Subsidiary is a party or by or to which it or its properties (including without limitation all Company Intellectual Property (as defined in Section 1(z)) are or may be bound or subject (each, a “Contract”) or any law, order, ruling, rule, regulation, writ, assessment, injunction, judgment or decree of any government or governmental court, agency or body, domestic or foreign, having jurisdiction over the Company, the Subsidiary or over any of their respective properties (including without limitation all Company Intellectual Property) or Contracts (“Government Entity”) or by or to which they or such of their properties or Contracts are or may be bound or subject (each, a “Law”), except in the case of this clause (B), such defaults or violations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or prevent consummation of the transactions contemplated hereby. No consent, approval, authorization or order of or qualification with any Government Entity is required for the execution and delivery of this Underwriting Agreement and the consummation by the Company of the transactions herein contemplated, except such consents (i) that will be obtained prior to the Closing Date (as defined in Section 2) and (ii) as may be required under the Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (if applicable), the Rules and Regulations, or under state or other securities or blue sky laws, the NASDAQ Global Market or the Financial Industry Regulatory Authority (the “FINRA”), all of which requirements will be satisfied in all material respects at or prior to the First Closing Date.

(h) Except as disclosed in the General Disclosure Package, there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened to which the Company or the Subsidiary or, to the Company’s knowledge, to which any of their respective directors or officers is a party, or of which any of their respective properties (including without limitation all Company Intellectual Property) or any Contract is the subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency which, if adversely decided, would be reasonably likely to result in a decision, ruling, finding, judgment, decree, order or settlement having a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby. There are no Contracts of a character required to be described or referred to in the General Disclosure Package, and/or filed as an exhibit to, the Registration Statement or the Prospectus by the Act, the Exchange Act or the Rules and Regulations which have not been accurately described in all material respects in the General Disclosure Package, and/or filed as an exhibit to, the Registration Statement or the Statutory Prospectus at the Applicable Time, as applicable. The Contracts described in the General Disclosure Package are in full force and effect and are valid agreements, enforceable by the Company, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) (A) has resulted or is reasonably likely to result in a breach, default, violation or waiver of any Contract or any provision thereof; (B) gives or is reasonably likely to give any party to any Contract the right to declare a breach, default or violation of or exercise any remedy under such Contract; (C) gives or is reasonably likely to give any party to any Contract the right to cancel, terminate, modify or be excused from performance of any obligations under such Contract; or (D) has resulted or is reasonably likely to result in a violation of any Law or in imposition of any fines, penalties, damages, injunctions, prohibitions or other sanctions, except in the cases of clauses (A), (B) and (C), where such breaches, defaults, violations, waivers, remedies, cancellations, terminations, modifications, excuses or impositions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) All outstanding shares of capital stock of the Company and the Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and have not been issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities. The Company owns all of the outstanding shares of the Subsidiary. The authorized and outstanding capital stock of the Company is as set forth in the Statutory Prospectus at the Applicable Time and conforms in all material respects to the statements relating thereto contained in the General Disclosure Package (and such statements correctly state the substance of the instruments defining the capitalization of the Company). The Offered Securities have been duly authorized for issuance and sale to the Underwriters pursuant to this Underwriting Agreement and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Underwriting Agreement, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. No preemptive right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Offered Securities or the issuance and sale thereof, other than those that have been expressly waived prior to the date hereof, those that will have been expressly waived prior to the Closing Date (as defined in Section 2 below), and those that will automatically expire upon or will not apply to the consummation of the transactions contemplated on the First Closing Date. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale or transfer of the Offered Securities, except as may be required under state or other securities or blue sky laws, or the FINRA. Except as disclosed in the General Disclosure Package and the financial statements of the Company, and the related notes thereto, included or incorporated by reference in the Statutory Prospectus at the Applicable Time, the Company does not have outstanding any options to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, registration rights, convertible securities or obligations. The description of the Company’s stock option plans, employee stock purchase plans or similar arrangements, and the options or other rights granted and exercised thereunder, set forth in the General Disclosure Package accurately and fairly presents, in all material respects, the information required to be shown with respect to such plans, arrangements, options and rights.

(j) Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act; any such rights to require the Company to include such securities in the securities registered pursuant to a Registration Statement have expired or been waived.

(k) There are no contracts, agreements or understandings (other than this Underwriting Agreement) between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Offered Securities contemplated by this Underwriting Agreement.

(l) The Company meets the eligibility requirements for the use of Commission Form S-3 to register a primary offering of securities. When filed with the Commission, all of the Company’s Exchange Act reports incorporated by reference into the Statutory Prospectus at the Applicable Time conformed, to the extent applicable, in all material respects to the requirements of the Exchange Act and the Rules and Regulations.

(m) Ernst & Young LLP, whose report on the financial statements of the Company is filed with the Commission and is incorporated by reference in the Registration Statement, the Statutory Prospectus at the Applicable Time and the Prospectus, are independent registered public accountants as required by the Act and the Rules and Regulations. Except as described in the General Disclosure Package and as preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, to the Company’s knowledge, Ernst & Young LLP has not engaged in any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company.

(n) The financial statements of the Company, together with the related schedules and notes, included in or incorporated by reference in the Registration Statement and included in the General Disclosure Package: (i) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified; (ii) have been prepared in compliance with requirements of the Act and the Rules and Regulations and in conformity with generally accepted accounting principles in the United States applied on a consistent basis during the periods presented and the schedules included in the Registration Statement present fairly, in all material respects, the information required to be stated therein (provided, however, that the statements that are unaudited are subject to normal year-end adjustments and do not contain certain footnotes required by generally accepted accounting principles); (iii) comply with the antifraud provisions of the federal securities laws; and (iv) describe accurately, in all material respects, the controlling principles used to form the basis for their presentation. There are no financial statements (historical or pro forma) and/or related schedules and notes that are required to be included in the Registration Statement, the Statutory Prospectus at the Applicable Time and the Prospectus that are not included as required by the Act, the Exchange Act and/or the Rules and Regulations.

(o) Subsequent to the respective dates as of which information is given in the Registration Statement and the General Disclosure Package, there has not been (i) any change, development or event that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (ii) any transaction that is material to the Company, (iii) any obligation, direct or contingent, that is material to the Company, incurred by the Company or the Subsidiary, (iv) any change in the capital stock or outstanding indebtedness of the Company that is material to the Company, (v) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or (vi) any loss or damage (whether or not insured) to the property of the Company that has been sustained or will have been sustained that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p) Except as set forth in the General Disclosure Package: (i) the Company has good and marketable title to all properties and assets described in the General Disclosure Package as owned by it free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, whether imposed by agreement, contract, understanding, law, equity or otherwise, except for Permitted Liens (as defined below) or where any failure to have good and marketable title to such properties and assets, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Company has valid and enforceable leases, including without limitation any leases that are the subject of any sale and leaseback arrangement, for all properties described in the General Disclosure Package as leased by it, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles. Except as set forth in the General Disclosure Package, the Company owns or leases all such properties as are necessary to its operations as now conducted or as proposed to be conducted. A “Permitted Lien” shall mean (i) liens for taxes not yet due, (ii) mechanics liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent and (iii) any liens that individually or in the aggregate are not material.

(q) The Company and the Subsidiary have timely filed all federal, state and foreign income and franchise tax returns required to be filed by the Company and the Subsidiary on or prior to the date hereof, and has paid all taxes shown thereon as due, and there is no tax deficiency that has been or, to the Company’s knowledge, might be asserted against the Company or the Subsidiary that would reasonably be expected to have a Material Adverse Effect. All material tax liabilities are adequately provided for on the books of the Company.

(r) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(s) The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act. Since the date of the most recent evaluation of such internal controls over financial reporting, there have been no significant changes in internal controls or in other factors that could significantly affect the internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company is not aware of any material weaknesses in its internal control over financial reporting.

(t) Since the date of the latest audited financial statements included or incorporated by reference in the General Disclosure Package, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(u) Except as described in the General Disclosure Package, the Company’s Board of Directors has validly appointed an Audit Committee whose composition satisfies the requirements of Rule 4350(d)(2) of the Rules of The NASDAQ Stock Market, Inc. and the Board of Directors and/or the Audit Committee has adopted a charter that satisfies the requirements of Rule 4350(d)(1) of the Rules of The NASDAQ Stock Market, Inc. The Audit Committee has reviewed the adequacy of its charter within the past 12 months.

(v) The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply in all material respects with the requirements of the Exchange Act. Since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in disclosure controls and procedures or in other factors that could significantly affect the disclosure controls and procedures. The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.

(w) The Company maintains insurance with insurers of recognized financial responsibility of the types and in the amounts it reasonably believes to be adequate for its business and consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering the acts and omissions of directors and officers, real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.

(x) Neither the Company nor the Subsidiary has sustained since the date of the latest financial statements included in the General Disclosure Package any losses or interferences with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the General Disclosure Package or other than any losses or interferences which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(y) No labor dispute with employees of the Company exists or, to the Company’s knowledge, is imminent which would reasonably be expected to have a Material Adverse Effect. No collective bargaining agreement exists with any of the Company’s employees and, to the Company’s knowledge, no such agreement is imminent.

(z) Except as set forth in the General Disclosure Package, the Company and the Subsidiary own or possess adequate licenses or other rights to use the patents and patent applications, inventions, copyrights, trademarks, service marks, trade names, service names, technology and know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) necessary to conduct the business of the Company and the Subsidiary in the manner described in the General Disclosure Package (collectively, the “Company Intellectual Property”). The Company Intellectual Property is free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest, whether imposed by agreement, contract, understanding, law, equity or otherwise, except for Permitted Liens or where any failure to have such adequate licenses or other rights of use to such Intellectual Property, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor the Subsidiary is obligated to pay a royalty, grant a license or provide other consideration to any third party in connection with the Company Intellectual Property other than as disclosed in the General Disclosure Package. Except as disclosed in the General Disclosure Package or as would not reasonably be expected to have a Material Adverse Effect, (i) neither the Company nor the Subsidiary has received any notice of infringement or conflict with asserted rights of others with respect to any Company Intellectual Property, (ii) the conduct of the business of the Company in the manner described in the General Disclosure Package does not and will not, to the knowledge of the Company, infringe, interfere or conflict with any valid issued patent claim or other Intellectual Property right of any third party and (iii) no third party, including any academic or governmental organization, possesses or could obtain rights to the Company Intellectual Property which, if exercised, could enable such party to develop products competitive to those of the Company and the Subsidiary. Except as disclosed in the General Disclosure Package, neither the Company nor the Subsidiary has received any notice or has any knowledge of (i) any potential infringement or misappropriation by others of the Company Intellectual Property or (ii) any Intellectual Property of others that potentially conflicts or interferes with the Company Intellectual Property, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no claim of any patent or patent application (assuming the claims of patent applications issue as currently pending) included in the Company Intellectual Property is unenforceable or invalid, except for such unenforceability or invalidity that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. Each former and current employee and independent contractor of the Company has signed and delivered one or more written contracts with the Company pursuant to which such employee or independent contractor assigns to the Company all of his, her or its rights in and to any inventions, discoveries, improvements, works of authorship, know-how or information made, conceived, reduced to practice, authored or discovered in the course of employment by or performance of services for the Company and any and all patent rights, copyrights, trademark and other intellectual property rights therein or thereto.

(aa) The Company has duly and properly filed or caused to be filed with the United States Patent and Trademark Office (the “PTO”) and applicable foreign and international patent authorities all patent applications owned by the Company (the “Company Patent Applications”). To the knowledge of the Company, the Company has complied with the PTO’s duty of candor and disclosure for the Company Patent Applications and has made no material misrepresentation in the Company Patent Applications. With respect to Zingo and Adlea, the Company has no knowledge of any information which would preclude the Company from having clear title to the Company Patent Applications.

(bb) The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the NASDAQ Global Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the NASDAQ Global Market, subject to NASDAQ’s review and approval of the Listing of Additional Shares application. Except as described in the General Disclosure Package, the Company has not received any notification that the Commission or the NASDAQ Stock Market is contemplating terminating such registration or listing. The Company has taken all actions necessary to list the Offered Securities for quotation on the NASDAQ Global Market.

(cc) The Company is not and, after giving effect to the offering and sale of the Offered Securities, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(dd) The Company has not distributed and, prior to the later to occur of (i) any Closing Date and (ii) completion of the distribution of the Offered Securities, will not distribute, any offering materials in connection with the offering and sale of the Offered Securities other than the Registration Statement, the Prospectus or, subject to Section 8, any other materials permitted by the Act and the Rules and Regulations.

(ee) Neither the Company nor, to its knowledge, any of its affiliates has taken, directly or indirectly, any action designed to or which has constituted or which would reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities. The Company acknowledges that the Underwriters may engage in passive market making transactions in the Offered Securities on the NASDAQ Stock Market in accordance with Regulation M under the Exchange Act.

(ff) The Company is in compliance in all material respects with all currently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; to the Company’s knowledge, no unwaivable “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(gg) Except as set forth in the General Disclosure Package, (i) the Company and the Subsidiary are in material compliance with all rules, laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) which are applicable to its business; (ii) neither the Company nor the Subsidiary has received any notice from any governmental authority or third party of an asserted claim under Environmental Laws, which claim is required to be disclosed in the General Disclosure Package; (iii), to the Company’s knowledge, neither the Company nor the Subsidiary is currently required to make future material capital expenditures to comply with Environmental Laws; and (iv) to the Company’s knowledge, no property that is owned, leased or occupied by the Company or the Subsidiary has been designated a Superfund site pursuant to the Comprehensive Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law.

(hh) There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of the families of any of them, except as disclosed in the General Disclosure Package.

(ii) To the Company’s knowledge, there are no affiliations or associations between any member of the FINRA and any of the Company’s officers or directors or, to the Company’s knowledge, any of the Company’s 5% or greater security holders, except as set forth in the General Disclosure Package.

(jj) The Company has not sold or issued any shares of Common Stock during the six-month period preceding the Applicable Time, including any sales pursuant to Rule 144A under, or Regulations D or S of, the Act, other than shares issued in a public offering pursuant to a valid and effective registration statement filed with the Commission, shares issued to Azimuth Opportunity Ltd. or shares issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants. There are no registration rights with respect the Company’s securities that have not been complied with or properly waived in connection with the Registration Statement or the Prospectus.

(kk) Except as described in the General Disclosure Package, the Company and the Subsidiary possess all approvals, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses, certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses as currently conducted, including without limitation all such approvals, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses, certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, except where the failure to so possess such approvals, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses, certificates, authorizations and permits, individually or in the aggregate, would not result in a Material Adverse Effect. Except as described in the General Disclosure Package, neither the Company nor the Subsidiary has received any notice of proceedings relating to the revocation or modification of any such approval, waiver, certification, clearance, exemption, notification, consent, order, registration, license, certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

(ll) Except to the extent disclosed in the General Disclosure Package, the Company has not received any written notices or statements from the FDA, the European Medicines Agency (the “EMEA”) or any other governmental agency, and otherwise has no knowledge or reason to believe, that (i) any new drug application or marketing authorization application for any product or potential product of the Company is or has been rejected or determined to be non-approvable or conditionally approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any other jurisdiction for any product or potential product of the Company is or may be required, requested or being implemented; (iii) one or more clinical studies for any product or potential product of the Company shall or may be requested or required in addition to the clinical studies described in the General Disclosure Package as a precondition to or condition of issuance or maintenance of a marketing approval for such product or potential product; (iv) any waiver, certification, clearance, exemption, notification, consent, order, registration, certificate, license, approval, permit or authorization to conduct any clinical trial of or market any product or potential product of the Company has been, will be or may be suspended, revoked, modified or limited, except in the cases of clauses (i), (ii), (iii) and (iv) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(mm) Except to the extent disclosed in the General Disclosure Package, to the Company’s knowledge, the preclinical and clinical testing, application for marketing approval of, manufacture, distribution, promotion and sale of the products and potential products of the Company is in compliance, in all material respects, with standard medical and scientific research practices and all laws, rules and regulations applicable to such activities, including without limitation applicable good laboratory practices, good clinical practices and good manufacturing practices, except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. The descriptions of the results of such tests and trials contained in the General Disclosure Package are accurate in all material respects. Except to the extent disclosed in the General Disclosure Package, the Company has not received notice of adverse finding, warning letter or clinical hold notice from the FDA or any non-U.S. counterpart of any of the foregoing, or any untitled letter or other correspondence or notice from the FDA or any other governmental authority or agency or any institutional or ethical review board alleging or asserting noncompliance with any law, rule or regulation applicable in any jurisdiction, except notices, letters, and correspondences and non-U.S. counterparts thereof alleging or asserting such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect. Except to the extent disclosed in the General Disclosure Package, the Company has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product or potential product of the Company, any alleged product defect of any product or potential product of the Company, or any violation of any material applicable law, rule, regulation or any clinical trial or marketing license, approval, permit or authorization for any product or potential product of the Company, and the Company is not aware of any facts or information that would cause it to initiate any such notice or action and has no knowledge or reason to believe that the FDA, the EMEA or any other governmental agency or authority or any institutional or ethical review board or other non-governmental authority intends to impose, require, request or suggest such notice or action.

(nn) The Company has caused each executive officer listed on Schedule II hereto to furnish to the Underwriters, on or prior to the date of this Underwriting Agreement, a letter or letters, in form and substance satisfactory to the Underwriters (the “Lock-up Agreements”), pursuant to which such person shall agree not to, directly or indirectly, for a period commencing on the date of this Underwriting Agreement and ending on the close of business on the 30th day after the date of the Prospectus (the “Lock-up Period”), offer, sell, pledge, contract to sell, grant any option to purchase, grant a security interest in, hypothecate or otherwise sell or dispose of (collectively, a “Disposition”) any shares of Common Stock (including without limitation, shares of Common Stock that may be deemed to be beneficially owned by such person in accordance with the Rules and Regulations and shares of Common Stock that may be issued upon the exercise of a stock option or warrant) or any securities convertible into, derivative of or exchangeable or exercisable for Common Stock (collectively, “Securities”), owned directly by such person or as to which such person has the power of disposition, in any such case whether owned as of the date of such letter or acquired thereafter, except for such Dispositions that are expressly permitted by the Lock-up Agreements. Notwithstanding the foregoing, if (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of the Lock-up Period, or (ii) prior to the expiration of the Lock-up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, the restrictions imposed by the

Lock-up Agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if any research published or distributed by any Underwriter on the Company would be compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Securities Exchange Act. The foregoing restrictions have been expressly agreed to preclude the holder of the Securities from engaging in any hedging or other transaction, as more fully described in the Lock-up Agreements. Furthermore, such person has also agreed and consented to the entry of stop transfer instructions with the Company’s transfer agent against the transfer of the Securities held by such person except in compliance with this restriction. The Company has provided to counsel for the Underwriters true, accurate and complete copies of all of the Lock-up Agreements currently in effect or effected hereby. The Company hereby represents and warrants that it will not release, prior to the expiration of the Lock-up Period, any of its officers or directors from any Lock-up Agreements currently existing or hereafter effected without the prior written consent of Pacific Growth Equities, LLC.

(oo) Neither the Company, the Subsidiary, nor to the Company’s knowledge, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or the Subsidiary, is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and the Company, the Subsidiary and, to their knowledge, their respective affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(pp) Neither the Company, the Subsidiary, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or the Subsidiary, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to the Subsidiary, any joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(qq) No relationship, direct or indirect, exists among the Company, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company, on the other, that is required by the Act to be described in the Prospectus and that is not so described.

(rr) Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Prospectus is not based on or derived from sources that are reliable and accurate in all material respects.

The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered to the Underwriters pursuant to Section 6 of this Underwriting Agreement, counsel for the Company and counsel for the Underwriters will rely upon the accuracy and truth of the foregoing representations, and the Company hereby consents to such reliance.

2. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Underwriters, and each of the Underwriters, severally and not jointly, agrees to purchase from the Company, at a purchase price of $3.888 per share (the “Purchase Price”), the respective number of Firm Shares set forth opposite the name of such Underwriter in Schedule I annexed hereto.

The Company will deliver the Firm Shares to Pacific Growth Equities, LLC for the accounts of the several Underwriters against payment of the purchase price therefor in cash by wire transfer of immediately available funds to an account or accounts of the Company, which accounts have been designated by the Company in writing at least one day prior to the First Closing Date at the office of Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, CA 94111 at 8:00 a.m. Pacific Standard Time, on December 18, 2007, or at such other time not later than seven full business days thereafter as the Underwriters and the Company may mutually agree, such time being herein referred to as the “First Closing Date.” The certificates for the Firm Shares so to be delivered will be in definitive form, in such denominations and registered in such names as the Underwriters request and (i) will be made available for checking and packaging at the above office of Latham & Watkins LLP, at least 24 hours prior to the First Closing Date or (ii) delivered through the facilities of the Depositary Trust Company for the respective accounts of the Underwriters.

In addition, upon written notice from Pacific Growth Equities, LLC given to the Company from time to time not more than 30 days subsequent to the date of the Prospectus, the Underwriters may purchase all or less than all of the Optional Shares at the purchase price per share of Common Stock to be paid for the Firm Shares. The Company agrees to sell to the Underwriters the number of shares of Optional Shares specified in such notice and the Underwriters agree, severally and not jointly, to purchase such Optional Shares. Such Optional Shares shall be purchased for the account of each Underwriter in the same proportion as the number of shares of Firm Shares set forth opposite such Underwriter’s name on Schedule I hereto bears to the total number of shares of Firm Shares (subject to adjustment by Pacific Growth Equities, LLC to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Shares. No Optional Shares shall be sold or delivered unless the Firm Shares previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Shares or any portion thereof, may be exercised on not more than two occasions and, to the extent not previously exercised, may be surrendered and terminated at any time upon notice by Pacific Growth Equities, LLC to the Company.

Each time for the delivery of and payment for the Optional Shares, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by Pacific Growth Equities, LLC but shall be not later than five full business days after written notice of election to purchase Optional Shares is given. The Company will deliver the Optional Shares being purchased on each

Optional Closing Date to Pacific Growth Equities, LLC for the accounts of the several Underwriters, against payment of the purchase price therefor in cash by wire transfer of immediately available funds to an account or accounts of the Company, which accounts have been designated by the Company in writing at least one day prior to such Closing Date. Each closing for the sale of Optional Shares shall take place at the office of Latham & Watkins LLP in San Francisco, California. The certificates for the Optional Shares being purchased on each Optional Closing Date will be in definitive form, in such denominations and registered in such names as Pacific Growth Equities, LLC requests and (i) will be made available for checking and packaging at the above office of Latham & Watkins LLP, at least 24 hours prior to such Optional Closing Date or (ii) delivered through the facilities of the Depositary Trust Company for the respective accounts of the Underwriters.

3. Offering by Underwriters. It is understood that the Underwriters initially propose to offer the Offered Securities for sale to the public as set forth in the General Disclosure Package. Subject to the terms set forth in the General Disclosure Package, the Underwriters may from time to time increase or decrease the public offering price after the initial offering to such extent as they may determine.

4. Certain Agreements of the Company. The Company agrees with the Underwriters:

(a) to file each Statutory Prospectus (including the Prospectus) pursuant to and in accordance with Rule 424(b) not later than the second business day following the date it is first used;

(b) (i) to furnish such information as may be required and otherwise to cooperate in qualifying the Offered Securities for offering and sale under the securities or blue sky laws of such states as the Underwriters may designate and to maintain such qualifications in effect so long as required for the distribution of the Offered Securities; provided that the Company shall not be required to qualify as a foreign corporation or to consent to the service of the process under the laws of any such jurisdiction (except service of process with respect to the offering and sale of the Offered Securities); and (ii) to promptly advise the Underwriters of the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities for sale in any jurisdiction or the initiation or threat of any proceeding for such purpose;

(c) to make available to the Underwriters copies of each Registration Statement, each related preliminary prospectus, and, so long as a prospectus relating to the Offered Securities is required to be delivered under the Act in connection with sales by the Underwriters or any dealer, the Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Underwriters reasonably request. The Prospectus shall be so furnished on or prior to 10:00 a.m. New York time on the second business day following the date of this Underwriting Agreement. All other documents shall be so furnished as soon as available;

(d) to advise the Underwriters promptly of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus and not effect any such amendment or supplementation without the Underwriters’ consent; and the Company will also advise the Underwriters promptly of the filing of any such amendment or supplement, or the entry of a stop order suspending the effectiveness of the Registration Statement and, if the Commission should enter a stop order suspending the effectiveness of the Registration Statement, to make every commercially reasonable effort to obtain the lifting or removal of such order as soon as possible; to advise the Underwriters promptly of any proposal to amend or supplement the Registration Statement or the Prospectus and, for so long as the delivery of the Prospectus is (or, but for the exemption in Rule 172 under the Act would be) required in connection with the offer or sale of the Offered Securities, to file no such amendment or supplement to which the Underwriters shall object in writing;

(e) if necessary or appropriate, to file a registration statement pursuant to Rule 462(b) of the Act;

(f) (i) to the extent not publicly filed, to furnish to the Underwriters for a period of one (1) year from the date of this Underwriting Agreement copies of any reports or other communications which the Company shall send to its stockholders and (ii) such other information publicly disclosed by the Company as the Underwriters may reasonably request in writing regarding the Company, in each case as soon as reasonably practicable after such reports, communications, documents or information become available, or are requested in writing by the Underwriters;

(g) to advise the Underwriters promptly of the happening of any event known to the Company within the time during which a Prospectus relating to the Offered Securities is (or, but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act which would require the making of any change in the Prospectus then being used, so that the Prospectus would not include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading and, during such time, to prepare and furnish, at the Company’s expense, to the Underwriters promptly such amendments or supplements to such Prospectus as may be necessary to reflect any such change and to furnish the Underwriters a copy of such proposed amendments or supplements before filing any such amendment or supplement with the Commission;

(h) to furnish the Underwriters five (5) conformed copies of the initial registration statement and of all amendments thereto (including all exhibits thereto);

(i) to apply the net proceeds from the sale of the Offered Securities in the manner set forth under the caption “Use of Proceeds” in the Prospectus;

(j) to pay all costs, expenses, fees and taxes in connection with (i) the preparation and filing of the Registration Statement, each preliminary prospectus, each Statutory Prospectus, the Prospectus and any amendments or supplements thereto, and the printing and furnishing of copies of each thereof to the Underwriters (including costs of mailing and shipment); (ii) the registration, issuance, sale and delivery of the Offered Securities; (iii) the printing of this Underwriting Agreement and any closing documents (including compilations thereof) and the reproduction and/or printing and furnishing of copies of each thereof to the Underwriters (including costs of mailing and shipment); (iv) the qualification of the Offered Securities for offering and sale under state laws and the determination of their eligibility for investment under state laws as aforesaid (including associated filing fees and the reasonable legal fees and disbursements of counsel for the Underwriters) and the printing and furnishing of copies of any blue sky surveys to the Underwriters; (v) any listing of the Offered Securities on any securities exchange or qualification of the Offered Securities for quotation on the NASDAQ Global Market and any registration thereof under the Exchange Act; (vi) the review, if any, of the public offering of the Offered Securities by the FINRA (including associated filing fees and the reasonable legal fees and disbursements of counsel for the Underwriters); (vii) the presentations or meetings undertaken in connection with the marketing of the offer and sale of the Offered Securities to prospective investors and the Underwriters’ sales force, including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show; and (viii) the performance of the other obligations of the Company hereunder; provided, however, that except as otherwise set forth in this Underwriting Agreement, the Underwriters shall pay their own costs and expenses, including the costs and expenses of counsel for the Underwriters;

(k) for so long as the delivery of the Prospectus is (or, but for the exemption in Rule 172 under the Act would be) required in connection with the offer or sale of the Offered Securities, to furnish to the Underwriters a reasonable period of time before filing with the Commission a copy of any document proposed to be filed pursuant to Section 13, 14 or 15(d) of the Exchange Act and to not make any filing to which the Underwriters reasonably object;

(l) to not take, directly or indirectly, any action designed to or which may constitute or which might reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities;

(m) not to, for a period commencing on the date of this Underwriting Agreement and ending on the close of business on the 30th day after the date of the Prospectus, without the prior written consent of Pacific Growth Equities, LLC, effect the Disposition of, directly or indirectly, any Securities other than the sale of the Offered Securities hereunder; provided that nothing in this Underwriting Agreement shall prevent the Company’s issuance of (i) equity securities under the Company’s currently authorized equity incentive plans, including its employee stock purchase plan, or upon exercise of outstanding equity awards, (ii) securities issued or sold in connection with any corporate strategic development of similar transaction or (iii) any merger or acquisition transaction approved by the Company’s board of directors. Notwithstanding the foregoing, if (i) the Company issues an earnings release or material news, or a material event relating to the Company occurs, during the last 17 days of such 30-day period, or (ii) prior to the expiration of such 30-day period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of such 30-day period, the restriction imposed hereby shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event; provided, however, that this sentence shall not apply if any research published or distributed by any Underwriter on the Company would be compliant under Rule 139 of the Securities Act and the Company’s securities are actively traded as defined in Rule 101(c)(1) of Regulation M of the Securities Exchange Act;

(n) to file timely all reports and any definitive proxy or information statement required to be filed by the Company with the Commission in order to comply with the Exchange Act and the Rules and Regulations subsequent to the date of the Prospectus and for so long as the delivery of a prospectus is (or, but for the exemption in Rule 172 under the Act would be) required in connection with the offering or sale of the Offered Securities, and to promptly notify the Underwriters of such filing;

(o) if, at the time this Underwriting Agreement is executed and delivered, it is necessary for a post-effective amendment to the Registration Statement or an additional registration statement to be declared effective before the offering of the Offered Securities may commence, the Company will endeavor to cause such post-effective amendment or additional registration statement to become effective as soon as possible and will advise the Underwriters promptly and, if requested by the Underwriters, will confirm such advice in writing, when such post-effective amendment or additional registration statement has become effective; and

(p) to use all commercially reasonable efforts to maintain the quotation of the Offered Securities on the NASDAQ Global Market and to file with the NASDAQ Global Market all documents and notices required by the NASDAQ Global Market of companies that have securities traded in the over-the-counter market and quotations for which are reported by the NASDAQ Global Market.

5. Reimbursement of Underwriters’ Expenses. If the Offered Securities are not delivered for any reason other than the termination of this Underwriting Agreement pursuant to clause (y) of the second paragraph of Section 7 hereof or the default by the Underwriters in their obligations hereunder, the Company agrees, in addition to paying the amounts described in Section 4(j) hereof, to reimburse the Underwriters for all of their reasonable out-of-pocket expenses, including the reasonable fees and disbursements of their counsel.

6. Conditions of the Obligations of the Underwriters. The obligations of the Underwriters to purchase and pay for the Firm Shares on the First Closing Date and the Optional Shares to be purchased on each Optional Closing Date are subject to the accuracy of the representations and warranties on the part of the Company herein as of such Closing Date, to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) The Underwriters shall have received, on the date hereof, a comfort letter dated as of the date hereof, and on each Closing Date, a comfort letter dated as of such Closing Date, addressed to the Underwriters, in form and substance satisfactory to the Underwriters, from Ernst & Young LLP confirming that they are independent registered public accountants within the meaning of the Act and the related published Rules and Regulations, and containing such other statements and information as are ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial and statistical information contained in or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(b) The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Underwriting Agreement. Prior to any Closing Date, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Underwriters, shall be contemplated by the Commission.

(c) Between the time of execution of this Underwriting Agreement and any Closing Date, (i) no change, development or event shall have occurred or become known to the Company, that would be reasonably expected to result in a Material Adverse Effect (other than as specifically described in the General Disclosure Package) and (ii) no transaction which is material to the Company shall have been entered into by the Company, except as required or permitted by this Underwriting Agreement.

(d) The Underwriters shall have received, on each Closing Date, an opinion of Cooley Godward Kronish LLP, counsel for the Company, addressed to the Underwriters, dated as of such Closing Date and in a form reasonably satisfactory to the Underwriters, which opinion shall be in substantially the form attached hereto as Annex A.

(e) The Underwriters shall have received, on each Closing Date, the opinion of Davidson, Davidson & Kappel, LLC, patent counsel for the Company, dated as of such Closing Date, addressed to the Underwriters and in a form reasonably satisfactory to the Underwriters, which opinion shall be in substantially the form attached hereto as Annex B.

(f) The Underwriters shall have received, on each Closing Date, the opinion of Latham & Watkins LLP, counsel for the Underwriters, dated as of such Closing Date, with respect to the issuance and sale of the Offered Securities by the Company and other related matters as the Underwriters may require, and the Company shall have furnished to such counsel such documents as they may have requested for the purpose of enabling them to pass upon such matters.

(g) The Underwriters shall have received, on each Closing Date, a certificate of the Chief Executive Officer and Chief Financial Officer of the Company, dated as of such Closing Date, in which such officers, to their knowledge after reasonable investigation, shall state that: the representations and warranties of the Company in this Underwriting Agreement are true and correct in all material respects (if not qualified by materiality or by a reference to a Material Adverse Effect) and in all respects (if qualified by materiality or by reference to a Material Adverse Effect) as of the dates on which the representations and warranties were made and as of such Closing Date; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of the Registration Statement has been issued by the Commission and no proceedings for that purpose have been instituted or are contemplated by the Commission; and, subsequent to the respective date of the Company’s most recent financial statements in the General Disclosure Package, there has been no Material Adverse Effect, nor any change, development or event that would be reasonably likely to result in a Material Adverse Effect, except as set forth in or contemplated by the General Disclosure Package.

(h) The Company shall have furnished to the Underwriters such further certificates and documents as the Underwriters shall reasonably request (including certificates of officers of the Company), as to the accuracy and completeness of the representations and warranties of the Company herein, as to the performance by the Company of its obligations hereunder and as to the other conditions concurrent and precedent to the obligations of the Underwriters hereunder.

(i) The Company shall have obtained and delivered to the Underwriters the Lock-up Agreements referred to in Section 1(nn) hereof.

(j) At each Closing Date, the Offered Securities shall be eligible to be traded on the NASDAQ Global Market, subject to official notice of issuance, if applicable.

7. Effective Date of Underwriting Agreement; Termination. This Underwriting Agreement shall become effective when the parties hereto have executed and delivered this Underwriting Agreement.

The obligations of the Underwriters hereunder shall be subject to termination in the absolute discretion of Pacific Growth Equities, LLC if (x) (i) since the time of execution of this Underwriting Agreement or the earlier respective dates as of which information is given in the General Disclosure Package, there has been any material adverse change, or any development reasonably likely to result in a material adverse change, in the financial condition, business, prospects, properties, or results of operations of the Company which would, in the judgment of Pacific Growth Equities, LLC, make it impracticable or inadvisable to proceed with the offering or delivery of the Offered Securities on the terms and in the manner contemplated by the Prospectus or (ii) there is a suspension or material limitation in trading in the Company’s securities on the NASDAQ Global Market or (y) at any time prior to any Closing Date, (i) trading in securities on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market shall have been generally suspended or material limitations or minimum prices shall have been established on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Global Market, (ii) a general moratorium on commercial banking activities shall have been declared by either the federal, New York or California State authorities or there shall have occurred a material disruption in commercial banking or securities settlement or clearance services in the United States, (iii) there is an outbreak or escalation of hostilities or acts of terrorism involving the United States or the declaration by the United States of a national emergency or war, or (iv) there is an occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iii) or (iv) in the judgment of Pacific Growth Equities, LLC makes it impracticable or inadvisable to proceed with the offering or the delivery of the Offered Securities on the terms and in the manner contemplated by the Prospectus.

If the Underwriters elect to terminate this Underwriting Agreement as provided in this Section 7, the Company shall be notified promptly by the Underwriters.

If the sale to the Underwriters of the Offered Securities, as contemplated by this Underwriting Agreement, is not carried out by the Underwriters for any reason permitted under this Underwriting Agreement or if such sale is not carried out because the Company shall be unable to comply with any of the terms of this Underwriting Agreement, the Company shall not be under any obligation or liability under this Underwriting Agreement (except to the extent provided in Sections 4(j), 5 and 9 hereof), and the Underwriters shall be under no obligation or liability to the Company under this Underwriting Agreement (except to the extent provided in Section 9 hereof).

8. Free Writing Prospectuses. The Company represents and agrees that, unless it obtains the prior consent of the Underwriters, and each of the Underwriters represent and agree that, unless it obtains the prior consent of the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Underwriters is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433, as applicable to any Permitted Free Writing Prospectus, including timely Commission filings where required, legending and record keeping.

9. Indemnification and Contribution.

(a) The Company agrees to indemnify, defend and hold harmless each Underwriter, its partners, directors and officers, and any person who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing persons from and against any loss, damage, expense, liability or claim (including but not limited to reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) which, jointly or severally, such Underwriter or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus or (ii) any omission or alleged omission to state a material fact required to be stated in such Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto or any related preliminary prospectus, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as any such loss, damage, expense, liability or claim in clauses (i) or (ii) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished by or on behalf of such Underwriter to the Company expressly for use with reference to such Underwriter in such Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement thereto or any related preliminary prospectus, it being understood and agreed that the only such information furnished by the Underwriters consists of the information described in Section 11.

(b) Each Underwriter severally agrees to indemnify, defend and hold harmless the Company, its directors and officers, and any person who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and the successors and assigns of all of the foregoing persons from and against any loss, damage, expense, liability or claim (including but not limited to reasonable attorneys’ fees and any and all reasonable expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation) which the Company or any such person may incur under the Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished by or on behalf of such Underwriter to the Company expressly for use with reference to such Underwriter in the Registration Statement, any Statutory Prospectus, the Prospectus or any Issuer Free Writing Prospectus or any amendment or supplement thereto, or any related preliminary prospectus, or (ii) any omission or alleged omission to state a material fact in connection with such information required to be stated in such Registration Statement, such Statutory Prospectus at the Applicable Time or such Prospectus, or any amendment or supplement thereto, or any related preliminary prospectus, or necessary to make such information not misleading.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action in respect of which indemnity could be sought under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party in writing of the commencement thereof, but the failure to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party, except to the extent (but only to the extent) such indemnifying party is prejudiced thereby. In case any such action is brought against any indemnified party and the indemnified party notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party for separate counsel retained by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. Notwithstanding the foregoing, the indemnified party shall have the right to employ one separate counsel (in addition to any local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of the counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or the other indemnified parties which are inconsistent with those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action, or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. Any such separate counsel for any Underwriter, its affiliates, directors and officers and any control persons of such Underwriter shall be designated in writing by Pacific Growth Equities, LLC, and any such separate counsel for the Company, its directors, its officers who signed the Registration Statement and any control persons of the Company shall be designated in writing by the Company. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(d) If for any reason the indemnification provided for in this Section 9 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriter on the other shall be deemed to be in the same respective proportions as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by such Underwriter, in each case as reflected on the cover page of the Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take into account the equitable considerations referred to above. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d) no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e) The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have; and the obligations of the Underwriters under this Section shall be in addition to any liability which the Underwriters may otherwise have.

(f) The indemnity and contribution agreements, including, without limitation, with respect to the payment of expenses, contained in this Section 9 and the covenants, warranties and representations of the Company contained in this Underwriting Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Underwriters, their partners, directors or officers or any person (including each partner, officer or director of such person) who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, or by or on behalf of the Company, its directors or officers or any person who controls any of the foregoing within the meaning of Section 15 of the Act, Section 20 of the Exchange Act, and shall survive the termination of this Underwriting Agreement or the issuance and delivery of the Offered Securities. The Company and the Underwriters agree promptly to notify each other in writing of the commencing of any action in respect of indemnity against it and against any of the officers or directors of the Company in connection with the issuance and sale of the Offered Securities, or in connection with the General Disclosure Package.

10. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in writing and if sent to the Underwriters shall be mailed, hand-delivered, sent via electronic mail (and confirmed by letter) or facsimile (and confirmed by letter) to the Underwriters c/o Pacific Growth Equities, LLC, One Bush Street, Suite 1700, San Francisco, CA 94104, facsimile number (415) 274-6849, Attention: Howard Bernstein, Director of Compliance, with a copy to Keith Benson, Esq., Latham & Watkins LLP, 505 Montgomery Street, Suite 2000, San Francisco, CA 94111, facsimile number (415) 395-8095; if sent to the Company, such notice shall be mailed, hand-delivered, sent via electronic mail (and confirmed by letter) or facsimile (and confirmed by letter) to 650 Gateway Boulevard, South San Francisco, CA 94080, facsimile number (650) 871-5603, electronic mail address broderick@anesiva.com, Attention: Patrick Broderick, Vice President, General Counsel and Secretary, with a copy to Matthew B. Hemington, Esq., Cooley Godward Kronish LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, CA 94306, facsimile number (650) 857-0663.

11. Information Furnished by the Underwriters. The statements set forth in the thirteenth, fourteenth and fifteenth paragraphs under the caption “Underwriting” in the Prospectus constitute the only information furnished by or on behalf of the Underwriters as such information is referred to in this Agreement.

12. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First Closing Date or any Optional Closing Date, and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities, Pacific Growth Equities, LLC may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or

Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to Pacific Growth Equities, LLC and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, except for the expenses to be borne by the Company and the Underwriters as provided in Section 4(j) hereof and the indemnity and contribution agreements in Section 9 hereof (provided that if such default occurs with respect to Optional Shares after the First Closing Date, this Agreement will not terminate as to the Firm Shares or any Optional Shares purchased prior to such termination). In the event of a default by any Underwriter as set forth in this Section 12, any Closing Date shall be postponed for such period, not to exceed five business days, as Pacific Growth Equities, LLC shall determine in order that the required changes in the Registration Statement and the Prospectus or in any other documents or arrangements may be effected. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein shall relieve a defaulting Underwriter from liability for its default.

13. No Fiduciary Duty. Notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters, the Company acknowledges that in connection with the offering of the Offered Securities: (a) the Underwriters have acted at arms’ length and are not agents of the Company or any other person, (b) the Underwriters owe the Company only those duties and obligations set forth in this Underwriting Agreement and (c) the Underwriters may have interests that differ from those of the Company. The Company waives to the fullest extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Offered Securities.

14. Parties at Interest. This Underwriting Agreement has been and is made solely for the benefit of the Underwriters, the Company and, to the extent provided in Section 9 hereof, the controlling persons, directors and officers referred to in such Section, and their respective successors, assigns, heirs, personal representatives and executors and administrators. No other person, partnership, association or corporation (including a purchaser, as such purchaser, from the Underwriters) shall acquire or have any right under or by virtue of this Underwriting Agreement.

15. Applicable Law. This Underwriting Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to principles of conflicts of laws that would result in the application of any law other than the law of the State of New York.

16. Successors and Assigns. This Underwriting Agreement shall be binding upon the Underwriters and the Company and their successors and assigns and any successor assign of any substantial portion of the Company’s or any of the Underwriters’ business and/or assets.

17. Entire Agreement. This Underwriting Agreement constitutes the entire agreement of the parties hereto and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.

18. Amendments. This Underwriting Agreement may only be amended or modified in writing, signed by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

19. Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Underwriting Agreement.

20. Counterparts. This Underwriting Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement among the parties.

If the foregoing correctly sets forth the understanding between the Company and the Underwriters, please so indicate in the space provided below for the purpose, whereupon this letter and your acceptance shall constitute a binding agreement between the Company and the Underwriters.

Very truly yours,

ANESIVA, INC.

By:	/s/ John P. McLaughlin
	Name:	John P. McLaughlin
	Title:	Chief Executive Officer

Accepted and agreed to as of the date first above written:

PACIFIC GROWTH EQUITIES, LLC

By:	/s/ Richard Osgood
	Name:	Richard Osgood
	Title:	Chairman

On behalf of each of the several Underwriters

Signature Page to Underwriting Agreement

Schedule I

Underwriter	Number of Firm Shares
Pacific Growth Equities, LLC	7,777,777
Broadpoint Capital, Inc.	1,666,667
Fortis Securities LLC	1,666,667

Total:	11,111,111

Schedule I

Schedule II

Schedule of Lock-Up Agreements

John P. McLaughlin

Richard P. Powers

Patrick A. Broderick

Nancy E. Donahue

Jack Regan

Schedule II

Schedule III

General Use Issuer Free Writing Prospectuses

None.

Schedule III

Schedule IV

Information Included in the General Disclosure Package

Shares Outstanding on December 12, 2007	28,032,734 Shares

Shares Offered (excluding over-allotment option)	11,111,111 Shares

Over-Allotment Option	1,234,568 Shares

Price to Public	$4.05 per Share

Net Proceeds to Anesiva (assuming no exercise of over-allotment option, after estimated fees and expenses)	$42,938,499.57

Use of Proceeds	Research and development, including clinical trials, and general corporate purposes; a portion of the net proceeds may be used to acquire or invest in complementary businesses, products and technologies, although there are no current plans, commitments or agreements with respect to any acquisitions.

Underwriters	Pacific Growth Equities, LLC Broadpoint Capital, Inc. Fortis Securities LLC

Lock-Up Agreement	30 days from date of prospectus supplement for company and executive officers

Dilution as a Result of Offering	$1.50 per share in net tangible book value

Insider Participation	Sofinnova Ventures (Michael F. Powell, Ph.D., managing director, sits on Anesiva Board of Directors)

InterWest Partners (Arnold L. Oronsky, Ph.D., general partner, sits on Anesiva Board of Directors)

Closing Date	December 18, 2007

Schedule IV

ANNEX A

Form of Opinion of Company Counsel

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with the requisite corporate power to own or lease, as the case may be, and to operate its properties and to conduct its business as described in the Registration Statement and the General Disclosure Package.

2.	The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of California and the Commonwealth of Pennsylvania.

3.	The Underwriting Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been executed and delivered by the Company.

4.

The Shares being issued and sold by the Company have been duly authorized by the Company and, when issued and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable. The holders of outstanding capital stock of the Company are not entitled to preemptive rights in connection with the issuance of the Shares or any similar rights arising under any Material Contract(1).

5.	The authorized capital stock was as set forth in the Registration Statement under the heading “Capitalization” as of the date stated therein.

6.	All of the issued and outstanding shares of capital stock of the Subsidiary are, to our knowledge, owned of record by the Company.

7.	The statements in the Registration Statement and the General Disclosure Package under the heading “Description of Capital Stock,” insofar as such statements purport to summarize legal matters therein, fairly present, to the extent required by the Securities Act and the rules thereunder, in all material respects, such legal matters.

8.	No consent, authorization, approval or filing with or order of, any U.S. federal or California court or governmental agency or body having jurisdiction over the Company is required for consummation by the Company of the transactions contemplated by the Underwriting Agreement, except such as have been obtained under the Securities Act and except as such as may be required under the blue sky laws of any jurisdiction in connection with the purchase and distribution of the Shares by the Underwriters in the manner contemplated in the Underwriting Agreement and in the Prospectus, or under the bylaws, rules and regulations of the FINRA.

9.	The execution and delivery of the Underwriting Agreement and the issuance and sale of the Shares pursuant to the Underwriting Agreement will not result in a breach or violation of (a) the charter or bylaws of the Company, (b) the terms of any Material Contract, or (c) any statute, law, rule or regulation which, in our experience is typically applicable to transactions of the nature contemplated by the Underwriting Agreement and is applicable to the Company or, to our knowledge, any order, writ, judgment, injunction, decree, or award that has been entered against the Company and of which we are aware.

(1)	Definition of “Material Contract” to include every contract incorporated in the Registration Statement per Item 601(b)(10) of Regulation S-K.

10.	To our knowledge, there are no contracts, licenses, agreements, leases or instruments of a character which are required to be filed as exhibits to the Registration Statement, which have not been so filed as required by the Securities Act and the rules thereunder.

11.	To our knowledge, there are no actions, suits or proceedings before or by any court or other governmental agency, authority or body or any arbitrator pending or overtly threatened against the Company or the Subsidiary, or their respective properties, which are required to be described in the Registration Statement or the General Disclosure Package which are not so described as required.

12.	The Company is not and, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the General Disclosure Package, will not be, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

13.	To our knowledge, except as described in the General Disclosure Package, no holders of securities of the Company have rights to require the registration under the Securities Act of resales of such securities and, except as set forth in the General Disclosure Package, all rights known to us to register the resales of shares of common stock or other securities of the Company, because of the filing of the Registration Statement by the Company, have, with respect to the offering contemplated thereby, been waived or such rights have expired by reason of lapse of time following notification of the Company’s intent to file the Registration Statement, as of the Effective Date.

14.	The Registration Statement has become effective under the Securities Act, and, to our knowledge, no stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued and no proceedings for that purpose have been instituted or are pending or overtly threatened under the Securities Act. Any required filing of the Prospectus, and any supplement thereto, pursuant to Rule 424(b) under the Securities Act, has been made in the manner and within the time period required by Rule 424(b).

15.	The Company’s Common Stock has been registered pursuant to Section 12(g) of the Exchange Act and the rules and regulations thereunder. The Shares are authorized for quotation on the NASDAQ Global Market.

16.	The Registration Statement, as of the Effective Date, the Statutory Prospectus at the Applicable Time and the Prospectus (other than the financial statements and notes thereto and other financial or statistical data derived therefrom, as to which we express no opinion) comply as to form in all material respects with the applicable requirements of the Securities Act and the applicable rules and regulations thereunder.

In connection with the preparation of the Registration Statement, General Disclosure Package and the Prospectus, we have participated in conferences with officers and other representatives of the Company and with its independent registered public accounting firm, as well as with representatives of the Underwriters and their counsel. At such conferences, the contents of the Registration Statement, the General Disclosure Package, the Prospectus and related matters were discussed. We have not independently verified, and accordingly are not confirming and assume no responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package or the Prospectus (except to the extent set forth in paragraph 7 above). On the basis of the foregoing no facts have come to our attention that have caused us to believe that (i) the Registration Statement (except as to the financial statements and schedules, related notes and other financial data and statistical data derived therefrom, as to which we express no comment) at the date and time that the Registration Statement became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) the Prospectus (except as to the financial statements and schedules, related notes and other financial data and statistical data derived therefrom, as to which we express no comment), as of its date or the date hereof contained or contains an untrue statement of a material fact, or omitted or omits to state a material fact necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (iii) the General Disclosure Package Statement (except as to the financial statements and schedules, related notes and other financial data and statistical data derived therefrom, as to which we express no comment), as of the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ANNEX B

Form of Opinion of Patent Counsel

1.	the Company and the Subsidiary own, possess or have adequate rights to use the patents and patent applications, inventions, technology and know-how (the “Company Intellectual Property”) reasonably necessary to develop, manufacture, market and sell Zingo and Adlea in the manner described in the Registration Statement on Form S-3 (Reg. No. 333-147357) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as of the date thereof (including information incorporated into the Registration Statement by reference or deemed to be part of such Registration Statement pursuant to Rule 430B or Rule 430C of the Rules and Regulations under the Securities Act, the “Registration Statement”), the General Disclosure Package and the final prospectus dated December 12, 2007 filed with the Commission on December 13, 2007 pursuant to Rule 424(b) promulgated under the Securities Act (such prospectus in the form so filed pursuant to Rule 424(b), the “Prospectus”), except to the extent that the failure to own or possess or have adequate rights to use such Company Intellectual Property would not, individually or in the aggregate, have a material adverse effect on the Company and the Subsidiary taken as a whole;

2.	with respect to Zingo and Adlea, other than as set forth or contemplated in the Registration Statement and the General Disclosure Package, neither the Company nor the Subsidiary has received any notice of infringement of, or conflict with, and we have no knowledge of any such infringement of, or conflict with, asserted rights of a third party with respect to the Company Intellectual Property except as would not, individually or in the aggregate, have a material adverse effect on and the Company and the Subsidiary taken as a whole;

3.	with respect to Zingo and Adlea, other than as set forth or contemplated in the Registration Statement and the General Disclosure Package or as would not have a material adverse effect on the Company and the Subsidiary taken as a whole, the conduct of the current and future business of the Company or the Subsidiary in the manner described in the General Disclosure Package does not and will not infringe, interfere or conflict with any valid claim in an issued patent or other intellectual property right of any third party that counsel is aware of;

4.	with respect to Zingo and Adlea, other than as set forth or contemplated in the Registration Statement and the General Disclosure Package, to counsel’s knowledge no third party, including any academic or governmental organization, possesses or could obtain rights to the patents, patent applications or patent rights of the Company or the Subsidiary, which, if exercised, would allow such third party to develop products competitive with those of the Company and the Subsidiary that would, individually or in the aggregate, have a material adverse effect on the Company and the Subsidiary taken as a whole;

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5.	with respect to Zingo and Adlea, all information material to patentability that counsel is aware of has been disclosed, or will be disclosed in a timely manner to the U.S. Patent and Trademark Office or similar foreign authority during the prosecution of the Company’s patents and patent applications and no misrepresentation was made to, or material fact withheld from, the U.S. Patent and Trademark Office or similar foreign authority during such prosecution;

6.	with respect to Zingo and Adlea, the statements relating to legal matters, documents and proceedings included in the Statutory Prospectus at the Applicable Time and the Prospectus under the captions “Risk Factors Relating to Our Intellectual Property,” “License Agreements” found on Form 10-K filed by the Company under the Securities Act and “Intellectual Property” found on Form 10-K filed by the Company under the Securities Act (collectively, the “Intellectual Property Portion”) fairly summarize in all material respects such matters, documents or proceedings, to counsel’s knowledge;

7.	with respect to Zingo and Adlea, to counsel’s knowledge, the Company’s patents are valid and enforceable and are entitled to a statutory presumption of validity and of ownership by the assignee, there are no asserted or unasserted claims of any person relating to the scope or ownership of any of the Company’s patents; and there are no liens which have been filed against any of the Company’s patents;

8.	with respect to Zingo and Adlea, counsel is not aware of any infringement on the part of any third party of the Company Intellectual Property; and

9.	with respect to Zingo and Adlea, nothing has come to the attention of such counsel which causes such counsel to believe that the information contained in the Intellectual Property Portion of (a) the Registration Statement or any amendments thereof, as of the time it was declared effective by the Commission, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the General Disclosure Package, as of Applicable Time, contained an untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (c) the Prospectus or any amendments thereof, as of the date of such Prospectus or amendment, as applicable, and as of the Closing Date, contained or contains an untrue statement of a material fact or omitted or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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